EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 28, 2019, relating to the consolidated financial statements of BlackRock, Inc. appearing in Exhibit 99.1 to this Annual Report on Form 10-K of The PNC Financial Services Group, Inc. (the “Corporation”) for the year ended December 31, 2018, in the following Registration Statements of the Corporation:

•	Forms S-3 relating to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (No. 333-210994)

•	Forms S-8 relating to the Corporation’s Employee Stock Purchase Plan (No 333-156540)

•	Forms S-8 relating to the Corporation’s Supplemental Incentive Savings Plan and the Corporation and Affiliates’ Deferred Compensation Plan (Nos. 333-18069, 333-65040, 333-136808, and 333-172931)

•	Form S-8 relating to the Corporation’s Supplemental Incentive Savings Plan and the Corporation and Affiliates’ Deferred Compensation Plan (No. 333-156886)

•	Form S-8 relating to the Corporation’s Deferred Compensation and Incentive Plan (Nos. 333-177896 and 333-198461)

•	Forms S-8 relating to the Corporation’s 2006 Incentive Award Plan (Nos. 333-134169, 333-139345, 333-143182 and 333-177898)

•	Form S-4 relating to the Corporation’s acquisition of National City Corporation (No. 333-155248)

•	Form S-8 relating to various National City plans (No. 333-156527)

•	Form S-8 relating to the Corporation’s 2016 Incentive Award Plan (No. 333-210995)

•	Form S-8 relating to the Corporation’s Deferred Compensation and Incentive Plan and the Corporation’s Directors Deferred Compensation Plan (No. 333-229874)

•
Form S-3 relating to the shelf registration statement of debt securities, common stock, preferred stock, purchase contracts, units, warrants and depositary shares to be issued by the Corporation (No. 333-228804)

/s/ Deloitte and Touche LLP
New York, New York
February 28, 2019